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                                                                    EXHIBIT 10.6

                 EXCEED WEB SITE AND COMMERCE SOLUTION AGREEMENT

      AGREEMENT between EXCEED COMMUNICATIONS INTERNATIONAL, INC., with offices at 524 Broadway, New York, New York 10012 ("Exceed"), and PC FLOWERS & GIFTS, INC., with offices at 2001 West Main Street, Suite 175, Stamford, CT 06902 ("Client"). All capitalized terms used herein without definition shall have the meanings provided therefor in the attached Standard Terms and Conditions unless the context otherwise requires.

I.    INTERNET WEB SITE AND COMMERCE SOLUTION PACKAGE

      Number of Products and Product categories to be sold through the Web Site:
Unlimited

      Client agrees to engage Exceed as Client's exclusive Web site developer and Internet commerce provider and to use the Exceed Internet Commerce Solution to promote and offer for sale up to the number of Products stated above, in accordance with the attached Standard Terms and Conditions.

II.   FEES

      Client shall pay to Exceed the following fees, in accordance with the attached Standard Terms and Conditions:

      A. A one-time "Design and Development Fee" equal to two hundred fifty thousand dollars ($250,000), of which one hundred twenty five thousand ($125,000) shall be payable upon the execution of this Agreement (as defined below), and the balance of which shall be payable on the first day that the Web Site is accessible over the Internet by the public ("Launch Date").

      B. An annual "Maintenance Fee" of two hundred thousand dollars ($200,000) plus a "Variable Maintenance Fee" equal to two and one half percent (2.5%) (the "Variable Maintenance Fee Percentage") of the dollar amount of all Electronic Orders placed by Customers in a given month, plus or minus the net amount of any Adjustments; provided, however, that Client's obligation to pay the Variable Maintenance Fee shall only apply to the aggregate dollar amount of all Electronic Orders placed during any Term (plus or minus the net amount of any Adjustments) in excess of five million dollars ($5,000,000), calculated pursuant to the attached Standard Terms and Conditions.

      C. Reimbursement for all documented reasonable out-of-pocket expenses.

      Hosting services shall be provided in accordance with the agreement between Frontier GolbalCenter, Inc. ("Frontier") and Client, attached hereto as Exhibit C.

      This agreement consists of this Face Sheet, the attached Standard Terms and Conditions and the Exhibits thereto (this "Agreement").

      This Agreement shall be effective as of the date last written below, and shall remain in effect until terminated in accordance with its terms.

PC FLOWERS & GIFTS, INC.               EXCEED COMMUNICATIONS INTERNATIONAL, INC.


By:    /s/ David Crampton              By:    /s/ Robert A. Day
    ------------------------------         -------------------------------------
Name:  DAVID CRAMPTON                  Name:  ROBERT A. DAY
Title: PRESIDENT                       Title: PRESIDENT
Date:  March 29, 1999                  Date:  March 29, 1999
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                          STANDARD TERMS AND CONDITIONS

      1.    GENERAL

            Subject to the terms and conditions of this Agreement, Exceed shall provide Client with the ability to offer Products for sale to Customers through the Internet, utilizing the Exceed Internet Commerce Solution by means of an Internet Web Site containing an online store.

      2.    DEFINITIONS

            For purposes of this Agreement, the terms set forth below shall have the meanings provided therefor in this Section 2. Additional definitions appear throughout this Agreement.

            (a) "Adjustments" -- the net dollar amount of any increases or decreases in the dollar amount of any Electronic Order due to changes in the nature of the order or refunds, chargebacks and discounts with respect to such Electronic Order.

            (b) "Content" -- any graphical or textual material which is provided by Client for use in connection with the Web Site. Content includes, without limitation, Client's trademarks, service marks or trade names used in connection with the Web Site.

            (c) "Customer" -- any person accessing or navigating the Web Site (collectively, "Customers").

            (d) "Customer Information" -- any information submitted by or collected from a Customer while such Customer is accessing or navigating the Web Site or inquiring about or ordering a Product through the Web Site.

            (e) "Design and Development Fee" -- the amount stated in Section II(A) of the Face Sheet of this Agreement.

            (f) "Electronic Order" -- any order for a Product placed by a Customer through the Web Site.

            (g) "ExceedCommerce(TM) Application" -- each and every application (including the management console capabilities) forming part of the Exceed Internet Commerce Solution, including binary code, but not source code.

            (h) "Exceed Internet Commerce Solution" -- any one or more applications, integrations, functions or services developed or provided by Exceed to create and maintain the Web Site, or otherwise utilized by Exceed in connection with this Agreement.

            (i) "Intellectual Property Rights" -- any and all patent, trademark, service mark, copyright, trade secret or other intellectual property or similar rights or interests.

            (j) "Maintenance Fee" -- the amount stated in Section II(B) of the Face Sheet of this Agreement.

            (k) "Order Information" -- that portion of Customer Information which is required by Client to process Electronic Orders in accordance with the terms hereof, including without limitation, any payment information or instructions provided by Customers.

            (l) "Product" -- any product, service, advertisement, link, space or information which Client makes available or accessible to Customers, whether by sale or otherwise.
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            (m) "Specifications" -- any description, format, instruction, explanation or condition regarding the size, structure, format, capacity and other criteria required by each ExceedCommerce(TM) Application or the Exceed Internet Commerce Solution.

            (n) "Variable Maintenance Fee" -- the amount stated in Section II(B) of the Face Sheet of this Agreement.

            (o) "Variable Maintenance Fee Percentage" -- the percentage stated in Section II(B) of the Face Sheet of this Agreement.

            (p) "Web Site" -the exclusive Internet domain (pcflowers.com) from which the Products of Client are offered for sale from a single database, utilizing one copy of the ExceedCommerce Application, provided, however, that any domain names (e.g. "pcgifts.com"), used exclusively as referring domain names utilizing such ExceedCommerce Application, shall be included in this definition.

      3.    FEES

            (a) For each Term, commencing upon the Launch Date, Client shall pay Exceed the Maintenance Fee which shall be payable monthly in advance, in equal installments, pursuant to an invoice provided by Exceed to Client. In addition to the Maintenance Fee, for each such Term, Client shall pay to Exceed the Variable Maintenance Fee.

            (b) For purposes of determining the Variable Maintenance Fee, all calculations relating to percentages of Electronic Orders shall be made based on the price actually payable by Customers, after applying all applicable discounts or coupons, less chargebacks, applicable sales tax, service charge, discounts, credits or returns.

            (c) Following the end of each calendar quarter of any Term, commencing upon the first full calendar quarter-end following the Launch Date, Exceed shall provide an invoice for its estimate of the Variable Maintenance Fee applicable to the preceding quarter (the "Estimated Variable Maintenance Fee"), with accompanying documentation listing all Electronic Orders placed by Customers during the preceding quarter, listed by order number. Client shall remit an amount equal to:

                  (i) the amount of the Estimated Variable Maintenance Fee, reduced or increased, as applicable, by an amount equal to:

                  (ii) the Variable Maintenance Fee Percentage multiplied by the net dollar amount of any Adjustments applicable to the given month.

Such remittance shall be accompanied by (or, in the event that no Variable Maintenance Fee for a particular quarter is due and owing, Client shall provide Exceed with) a report containing a calculation, in reasonable detail, of all applicable Adjustments, including without limitation, order numbers for the Electronic Orders corresponding to such Adjustments.

            (d) All fees payable under this Agreement shall be due and payable within fifteen (15) days following the date of the applicable invoice. A charge of 1.5% per month may be payable by Client on any past due balances. If any amount is not paid when due, Exceed may, upon twenty-five (25) days' prior written notice to Client, discontinue any or all services rendered. Following payment of all outstanding amounts, Exceed may charge its then-current fees for reinstatement of services.

            (e) Exceed shall have the right, no more than twice in any twelve
(12) month period during any Term (as defined in Section 9 below), and for a period of twelve (12) months after the expiration of the final Term or the termination of this Agreement in accordance with Section 9 below, and upon ten
(10) days' prior notice to Client, to inspect Client's books and records regarding Electronic Orders and amounts payable to Exceed pursuant
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to this Agreement. Such inspection shall be conducted by a certified public accounting firm reasonably acceptable to Client (the "Auditors") at Client's place of business during regular business hours. Costs and expenses associated with any such inspection shall be paid by Exceed unless the results of such inspection reveal a shortfall in amounts owed or paid to Exceed during the period covered by the inspection in excess of five percent (5%) of the correct amount which should have been paid to Exceed during such period. In such case, the costs and expenses of the inspection shall be paid by Client. The final report of the Auditors shall be conclusive and binding on the parties hereto.

      4.    REQUIRED ELEMENTS OF THE WEB SITE

            The Web Site shall contain, at a minimum, the following elements:

            (a) A database of Products (i) delivered to Exceed by Client in an electronic file format consistent with Specifications provided by Exceed or (ii) created by Exceed pursuant to the instructions of Client.

            (b) An e-mail address uniquely designated for messages to Client from Customers.

            (c) Copy, provided by Client, describing the specific payment methods accepted by Client.

            (d) Copy, provided by Client, describing the shipping methods offered by Client, as well as the costs of each such method.

            (e) Copy, provided by Client, describing Client's return policies and detailed instructions for the return of purchased Products to Client.

      5.    OBLIGATIONS OF CLIENT

            In addition to Client's other obligations under this Agreement:

            (a) Client agrees to respond to all e-mail messages from Customers within one (1) business day following receipt thereof by Client.

            (b) Client agrees to dedicate the staff necessary to fulfill Client's obligations hereunder.

            (c) Client shall be solely responsible for fulfilling all Electronic Orders.

            (d) Client shall provide warranties and customer services for Products offered or ordered through the Web Site equivalent to those it otherwise provides for the same or similar products. Exceed shall have no responsibilities or obligations regarding any Product offered or ordered through the Web Site.

            (e) Client shall, at all times, abide by all applicable portions of the Direct Marketing Association's then-current Guidelines for Ethical Business Practices, and all federal, state and local laws and regulations applicable to any advertisements, promotions or offers made by Client through or relating to the Web Site or any Products offered, ordered or requested through the Web Site. Client shall comply fully with all relevant regulations of the United States Department of Commerce and with the U. S. Export Administration to assure that any ExceedCommerce(TM) Application or the Exceed Internet Commerce Solution is not exported in violation of any such regulations.

            (f) Client agrees to download Electronic Orders and messages from Customers at least once daily.

            (g) Client shall provide to Exceed all information required by Exceed to update the Web Site and perform its other obligations hereunder.
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            (h) Client shall be solely responsible for the collection and payment of any federal, state or local tax of any nature whatsoever (except any taxes which relate to Exceed's corporate tax requirements) relating to any Electronic Order or otherwise arising out of this Agreement.

      6.    OBLIGATIONS OF EXCEED

            In addition to Exceed's other obligations under this Agreement:

            (a) Exceed shall perform all services hereunder in a workmanlike and professional manner.

            (b) Exceed shall develop, implement, operate, maintain and update the Web Site and the Exceed Internet Commerce Solution in accordance with the terms of this Agreement and shall correct any material nonconformances from the description of functions and services set forth in Exhibit A attached hereto of which it is notified by Client. Client acknowledges that it may access the space from which hosting services will be provided by Frontier, only pursuant to the written consent, and on terms and conditions acceptable to Exceed. Exceed shall have sole and exclusive access to and control of any and all hardware and software on and through, and the space which, the Web Site is hosted.

            (c) Exceed shall use commercially reasonable efforts to insure that updates and/or changes to the Web Site database are integrated promptly following delivery of such updates and/or changes to Exceed by Client, provided that such updates and/or changes are configured and furnished according to the applicable Specifications.

            (d) Exceed shall supply to Client all Order Information provided by Customers for each Electronic Order. Exceed shall have no obligation or responsibility with respect to payment for any Electronic Orders, and, as between Client and Exceed, Client shall bear all risk associated therewith.

            (e) Exceed represents and warrants that the ExceedCommerce Application is designed to be used prior to, during, and after the calendar year 2000 and that the ExceedCommerce Application will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. Without limiting the generality of the foregoing, Exceed further represents and warrants (i) that the ExceedCommerce Application has been designed to ensure year 2000 compatibility, including, but not limited to date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century; and (ii) that the ExceedCommerce Application will manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormally ending scenario within the application or generate incorrect values or invalid results involving such dates; and will provide that all date-related user interface functionalities and data fields include the indication of century; and will provide that all date-related data interface functionalities include the indication of century. Exceed further warrants and represents that the data outside of the range 1900-1999 will be correctly processed in any level of computer hardware or software including, but not limited to, microcode, firmware, application programs, files and databases. All date processing by ExceedCommerce Application will include a format that allows entry or processing of a four-digit year date: the first two digits will designate the century and the second two digits shall designate the year within the century. The ExceedCommerce Application will recognize and correctly process dates for leap years, i.e., those years in which and extra day is added in February (February
29th) . Additionally, all date sorting by Product that includes a "year category" shall be done based on the four-digit year format code. Notwithstanding, anything to the contrary set forth in this Agreement, nothing contained in this Agreement shall in any way limit the foregoing warranties. In the event the warrants and representations made by Exceed to Client regarding the calendar year 2000 functionality of the ExceedCommerce Application are not operational for any continuous 24 hour period of time during the term of this Agreement, Exceed will be materially in breach of this Agreement.

            (f) During any Term hereof, Exceed shall use its best efforts to continually utilize for and integrate within the Web Site the most current technology utilized by Exceed in the performance of similar services for Exceed's other clients of similar size and product volume.
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      7.    DISPLAYED MATERIAL

            (a) Exceed shall accept Content only upon the representation and warranty that Client has the right (including without limitation, all necessary consents) to publish and to permit Exceed to publish the entire contents and subject matter thereof. Submission (including without limitation, electronic transmission) of any Content by Client constitutes such representation and warranty and Client's consent to display the Content on the Web Site in the form submitted.

            (b) Consent to display Content shall entitle Exceed to use the Content (in any form) for demonstration, testing and operation of the Web Site and Exceed's services. Client hereby grants to Exceed a nonexclusive, worldwide perpetual right to use, at no cost to Exceed, Client's name and trademarks in a list of Exceed's clients and in widely distributed advertising and promotion of Exceed's products and services with the consent of Client, which consent shall not be unreasonably withheld, and provided, that the use of such Content shall not be used by Exceed to materially adversely affect Client or Client's business. Upon request by Client, any use by Exceed of Client's trademarks shall be accompanied by a (R) or (TM) notice as applicable.

            (c) Only material which is approved by Client and Exceed shall be displayed on the Web Site. Notwithstanding the foregoing, however, Exceed's approval with respect to the display of any Content shall not be unreasonably withheld and shall not relieve Client of any of its obligations hereunder, including without limitation, its obligations under Sections 7(a), 7(d) and 10.

            (d) Client retains the right to develop Content, and assumes all responsibility and liability associated with the Content and Product information provided by Client.

      8.    INTELLECTUAL PROPERTY RIGHTS AND RESTRICTIONS ON USE

            (a) Except for Content and any materials supplied to Exceed by third parties, Exceed shall retain all right, title and interest in and to all Intellectual Property Rights in (i) each ExceedCommerce(TM) Application, and
(ii) all other software, elements or other materials utilized, developed or derived by Exceed in connection with the provision of services by Exceed hereunder. However, Exceed shall have no right, title or interest in any trademarks, patents, domain names, artwork, or logos of Client or Client's employees.

            (b) Client shall retain all right, title and interest in and to all Intellectual Property Rights in the Content. Client grants Exceed only those rights relating to Content which are necessary for Exceed to perform its obligations and exercise its rights, including without limitation, those rights provided for under Section 7(b) above, under this Agreement.

            (c) Client hereby grants to Exceed a nonexclusive, nontransferable, worldwide, perpetual right to use, at no cost to Exceed, any Customer Information, provided, however, that Exceed shall not have the right to sell or otherwise convey any Customer Information without the prior written consent of Client. Notwithstanding the foregoing, however, Exceed's right to use the Customer Information shall include, without limitation, the right to sell or otherwise disclose general information, conclusions, trends and other analyses derived from Order Information, provided that Exceed does not disclose any information concerning specific Customers or transactions; or any conclusions, trends or analyses where Client's Customer Information comprises more than fifty percent (50%) of the information on which such conclusions, trends or analyses are based. In addition, in the event that any company that is a competitor of Client, makes an investment in or forms a strategic relationship with Exceed, Exceed shall forfeit all rights granted herein to use Client's Customer Information and shall be prohibited from providing such competitors with any form of access to Client's Customer Information.

            (d) Each party shall take all commercially reasonable steps and shall provide such materials, cooperation and assistance as may be reasonably required to assist the other, at the other party's cost and expense, in registering, protecting, maintaining and enforcing such other party's Intellectual Property Rights.
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            (e) Client and Exceed each acknowledge and agree that each is and shall be the sole and exclusive owner of all right, title and interest in and to its respective Intellectual Property Rights and that neither Client nor Exceed shall have any rights or attempt to acquire any rights in or to the Intellectual Property Rights of the other. Notwithstanding the foregoing, Fingerhut Business Service ("FSB") shall have the right to access and use the management console capabilities of the ExceedCommerce Application, pursuant to the same terms and conditions upon which Client is provided access to such features, and so long as such use by FSB is solely to support Client's business.

            (f) Client shall not make the ExceedCommerce(TM) Applications available to any person or entity, in connection with any timesharing, service bureau, rental, service or other arrangements, without the express, prior written consent of Exceed.

            (g) Client shall not cause or permit the reverse engineering, disassembly or decompilation of any ExceedCommerce(TM) Application.

      9.    TERM AND TERMINATION

            (a) This Agreement shall be effective as of the date it is executed by both parties, by signature of both parties on the attached Face Sheet, shall remain in effect for a period of one (1) year following the Launch Date and shall be automatically renewed for subsequent one (1) year periods, unless either party receives sixty (60) days written notice to the contrary from the other party prior to the expiration of the then-current term of this Agreement (each such period, a "Term").

            (b) Exceed shall be entitled to terminate this Agreement, upon written notification to Client:

                  (i) if Client materially breaches any of the terms contained in this Agreement;

                  (ii) if Client fails to pay amounts due and owing Exceed within the time specified herein; or

                  (iii) upon Client's insolvency, dissolution, voluntary or
                        involuntary filing for bankruptcy, liquidation, reorganization or assignment for the benefit of its creditors.

            Prior to any termination by Exceed, Exceed shall notify Client in writing of any such breach or event giving rise to termination and Client shall have fifteen (15) days from the date of such notice to cure such breach or event, except for failure to pay amounts due and owing, in which case Client shall have twenty five (25) days to cure. If Client cures such breach or event within the applicable aforementioned period, Exceed shall not be entitled to terminate this Agreement with respect to such breach or event.

            (c) Client shall be entitled to terminate this Agreement, upon written notification to Exceed:

                  (i) if Exceed materially breaches any of the terms contained in this Agreement; or

                  (ii) upon Exceed's insolvency, dissolution, voluntary or involuntary filing for bankruptcy, liquidation, reorganization or assignment for the benefit of its creditors.

            Prior to any termination by Client, Client shall notify Exceed in writing of any such breach or event giving rise to termination and Exceed shall have fifteen (15) days from the date of such notice to cure such breach or event. If Exceed cures such breach or event within the applicable aforementioned period, Client shall not be entitled to terminate this Agreement with respect to such breach or event.
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            (d) Upon the expiration of the final Term of this Agreement (the
"Expiration Date") and upon receipt of the Annual License Fee (as defined below), Exceed shall provide Client with one executable copy of the version of the ExceedCommerce Application (together with the Content and other such components necessary to operate the Web Site at a performance level consistent with the performance level at which it was being operated on the Expiration
Date) then being used to operate the Web Site, and Client shall have a nonexclusive, nontransferable, worldwide right to use such ExceedCommerce Application version solely for the purpose of operating the Web Site. In the event the Client elects to license the ExceedCommerce Application, Client will have the option to engage a company of its choice to operate the Web Site and utilize the ExceedCommerce Application for the sole purpose of operating the Web Site during the term of the license. Client acknowledges that the company chosen to operate the Web Site shall have the right to use the ExceedCommerce Application to maintain the Web Site only under the terms of the annual license agreement, and any such company shall be required to enter into a confidentiality and proprietary rights agreement directly with Exceed in a reasonable form which is acceptable to Exceed in its sole discretion. Client shall remit to Exceed an annual license fee of seventy five thousand dollars ($75,000) (the "Annual License Fee") in consideration for the license granted in the previous sentence. Client may renew such license, on an annual basis, by remitting to Exceed the Annual License Fee no later than the annual anniversary of the Expiration Date. In the event that Exceed does not receive the Annual License Fee on or before such anniversary of the Expiration Date, the aforementioned license shall immediately terminate and Client shall cease any and all use of the ExceedCommerce Application and certify same to Exceed, in writing, upon request. Anything in this Agreement to the contrary notwithstanding, Exceed shall have no obligation for maintenance, support or hosting services for the Web Site or any ExceedCommerce Application after the Expiration Date. During each annual period for which Client has remitted the Annual License Fee to Exceed, Exceed shall provide Client with a replacement component developed by or for Exceed to correct failures, malfunctions, defects or programming flaws which prevent the specific version of the ExceedCommerce Application licensed to Client pursuant to this Section 9(d) from functioning in a manner substantially similar to the manner such ExceedCommerce Application functioned on the Expiration Date. Notwithstanding anything to the contrary contained herein, Exceed shall be under no obligation to develop any such component. Upon Client's request, Exceed shall provide Client with such maintenance, support or hosting services at Exceed's then-current demonstrated rates and charges for same.

            (e) In the event of termination of this Agreement by either party, all fees previously due and owing by Client as of the date of termination shall be immediately due and payable in full by Client. Termination or expiration of this Agreement shall not cancel or terminate any rights and/or obligations which arose prior to the effective date of termination or expiration and which must continue to give effect to their meaning at the time such right and/or obligation arose. In addition to and not in lieu of the foregoing, Sections 7(b), 8, 9(d), 10, 11, 12 and 13 shall survive any termination or expiration of this Agreement.

      10. INDEMNIFICATION

            (a) Client agrees to indemnify, defend and hold harmless Exceed and its directors, officers, employees and agents against any claim, demand, cause of action, debt or liability, including without limitation, reasonable attorneys' fees, to the extent that such claim, demand, cause of action, debt or liability is based upon or arises out of: (i) a claim that any of the Content infringes or violates any rights of third parties, including without limitation, Intellectual Property Rights; (ii) the sale of any Product offered by, or ordered or requested from, Client by means of the Web Site; or (iii) Client's use of any Customer Information or Client's failure to adequately safeguard same.

            (b) Exceed agrees to indemnify, defend and hold harmless Client and its directors, officers, employees and agents against any claim, demand, cause of action, debt or liability, including without limitation, reasonable attorneys' fees, to the extent that such claim, demand, cause of action, debt or liability is based upon or arises out of: (i) a claim that any of the ExceedCommerce(TM) Applications infringes or violates any rights of third parties, including without limitation, Intellectual Property Rights; or (ii) Exceed's use of any Customer Information or Exceed's failure to adequately safeguard same.

            (c) The party seeking indemnification pursuant to this Section 10 (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") of any claim, demand, suit or proceeding for which the Indemnifying Party has agreed to indemnify, defend and hold the Indemnified Party harmless, and the
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Indemnifying Party, upon written request from the Indemnified Party, shall promptly defend and continue the defense of such claim, demand, suit or proceeding at the Indemnifying Party's expense. Failure of the Indemnified Party to promptly notify the Indemnifying Party of any such claim, demand, suit or proceeding shall only relieve the Indemnifying Party of its obligations hereunder to the extent that it is actually prejudiced by such failure. If the Indemnifying Party fails to undertake and continue such defense, the Indemnified Party shall have the right (but not the obligation) to make and continue such defense as it considers appropriate, and the expenses and costs thereof, including without limitation, attorneys' fees, out-of-pocket expenses and the costs of an appeal and bond thereof, together with the amounts of any judgment rendered against the Indemnified Party, shall be paid by the Indemnifying Party.

      11. LIMITATION OF LIABILITY

            (a) EXCEPT AS SPECIFICALLY STATED HEREIN, EXCEED MAKES NO WARRANTIES HEREUNDER AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

            (b) Except for liability arising out of Section 10 above, in no event shall either party be liable to the other for incidental, special, punitive or consequential damages of any kind (including without limitation, damages for lost profits) even if such party has been advised of the possibility of such damages. Except for liability arising out of Section 10 above, in no event shall Exceed's liability to Client for any cause of action arising out of this Agreement exceed the amount paid by Client to Exceed during the three (3) months immediately preceding such claim

      12. CONFIDENTIALITY

            (a) Each party agrees that all code, specifications, inventions, algorithms, know-how and ideas and all business, technical and financial information ("Proprietary Information") it obtains from the other are the confidential and proprietary property of the disclosing party, provided that such Proprietary Information is marked as such or the manner in which the Proprietary Information is presented to the receiving party reasonably puts such receiving party on notice as to the confidential or proprietary nature of the Proprietary Information. Anything to the contrary in this Agreement notwithstanding, each and every ExceedCommerce Application shall be considered Proprietary Information of Exceed. The receiving party shall hold in confidence and not use or disclose any such Proprietary Information of the disclosing party (except as permitted hereunder or in writing by such disclosing party). Notwithstanding the foregoing, the terms of this Agreement shall be considered Proprietary Information. Exceed and Client agree to extend, for the term of this Agreement, the Mutual Non-Disclosure Agreement executed on November 18, 1997.

            (b) The receiving party shall not be obligated under this Section 12 with respect to Proprietary Information the receiving party can document (i) is or has become publicly available without restriction through no breach of this Agreement or fault of the receiving party; (ii) is received without restriction from a third party lawfully in possession of such Information; (iii) was rightfully in the possession of the receiving party without restriction prior to its disclosure by the other party; (iv) was independently developed by the receiving party; or (v) was compelled to be disclosed by law or regulation but only to the extent of and for the purposes of such law or regulation; provided, however, that the recipient shall have first notified the disclosing party of such disclosure and permitted the disclosing party to seek an appropriate protective order.

            (c) The parties acknowledge that the disclosure of any aspect of the Proprietary Information of the other shall immediately give rise to continuing irreparable injury to the non-disclosing party, inadequately compensable at law and, without prejudice to any other remedy available to the non-disclosing party, shall entitle the non-disclosing party to injunctive relief.

      13. GENERAL
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            (a) Exceed shall have no liability for any action, any failure to take action or any representation of any Customer.

            (b) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to choice of law or conflict principles of that or any other jurisdiction. Except with respect to an action brought to enforce a party's rights under Section 12 above, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. There shall be one (1) arbitrator for disputes involving less than one hundred thousand dollars ($100,000.00) and three (3) arbitrators for disputes involving one hundred thousand dollars ($100,000.00) or more. In such latter case, each party shall name one (1) arbitrator and the two (2) so named shall name the third arbitrator, who shall act as chairman. The arbitration shall be conducted in New York City, New York. The arbitrators may order disclosure by one party to the other of documents relevant to the claim or controversy being arbitrated. No other form of discovery may be ordered absent agreement of the parties. The arbitrators shall include in the award payment to the prevailing party of its attorneys' fees and other expenses incurred in connection with the arbitration.

            (c) Neither party shall represent itself as an agent, employee, partner or representative of the other party for any purpose. Neither party has granted to the other party any right or authority to assume or create any obligation or responsibility, expressed or implied, for or on behalf of the other party. Any such act shall create a separate liability in the party so acting to any and all third parties affected thereby. The rights, duties, obligations and liabilities of the parties shall be several and not joint or collective, and nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement and an independent contractor of the other. Neither party's employees, agents or representatives shall be construed as employees, agents or representatives of the other party or otherwise entitled to any benefits or insurance provided by such other party, including without limitation, unemployment or disability benefits.

            (d) The attached Face Sheet, these Standard Terms and Conditions and the attached exhibits represent the entire understanding and agreement between the parties and supersede any and all prior written or oral communications, agreements and understandings and may only be amended or modified by a separate writing of subsequent or even date, signed by both Exceed and Client. Notwithstanding the foregoing, however, the current written Agreement between the parties (the "Prior Agreement") shall remain in full force and effect until the Launch Date, at which time the Prior Agreement shall be terminated and of no further force or effect except for those provisions that survive such termination as expressly provided therein. If any provision of this Agreement proves to be invalid, unenforceable or illegal, the remaining terms shall continue in full force and effect. Any term or condition of this Agreement may be waived or qualified at any time by a party entitled to the benefit thereof by a written instrument executed by such party. No omission, delay or failure on the part of either party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder. Acceptance of this Agreement by the parties is expressly limited to the terms and conditions contained in this Agreement. Either party's commencement of performance shall not be deemed or construed to be acceptance of any additional or inconsistent terms or conditions. The section headings used herein are for reference and convenience only and shall have no effect upon the construction or interpretation of this Agreement or any part thereof.

            (e) Neither party shall be responsible or liable for, and such party shall be excused from, any non-performance or delay in the performance of any of its obligations hereunder if and to the extent that such non-performance or delay could not have been prevented by commercially reasonable precautions and is caused by factors beyond the commercially reasonable control of that party, whether or not foreseeable, which factors could include, to the extent that they are consistent with the foregoing, any failure by the other party to perform its obligations hereunder. However, neither party's financial condition or inability to make payments hereunder shall be a basis for excusing the performance of any of that party's obligations hereunder.

            (f) All notices required or permitted hereunder shall be in writing and sent by facsimile transmission or electronic mail confirmed by first class mail, by registered or certified mail, or by messenger or overnight delivery service, shall be deemed delivered five (5) days after deposit in the U.S. Mail, or upon the earlier of receipt of the facsimile or electronic mail copy or the confirmation copy thereof, or upon receipt if by messenger or overnight delivery service, and shall be directed as follows (or to such other addresses, facsimile numbers, electronic mail addresses or individuals as may be requested by either party by notice in writing to the other):

            If to Exceed:                            If to Client:
            Exceed Communications                    PC Flowers & Gifts, Inc.
            International, Inc.                      2001 West Main Street
            524 Broadway                             Suite 175
            New York, New York  10012                Stamford, CT 06902
            Attn:  John F. Fisher                    Attn:  David Crampton
            Facsimile No.: (212) 334-4925            Facsimile No.: 203-977-8593
            E-mail: fisher@exceedcommerce.com        E-mail: david@pcflowers.com

            (g) Except for the indemnity obligations contained in Section 10 above, this Agreement shall be for the benefit of the parties hereto and none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party.

            (h) Neither this Agreement nor any rights hereunder may be assigned or transferred by either party, in whole or in part, except to a successor to the business and substantially all of the assets of such party, without the prior written consent of the other; provided that, notwithstanding the foregoing, Exceed may assign its rights to any payments hereunder.

            (i) The parties are sophisticated businesses with legal counsel to review the terms of this Agreement and the parties represent that they have fully read this Agreement and understand and accept its terms.

            (j) On a quarterly basis, Exceed shall produce, and maintain at a separate location from Frontier's hosting facility, a back-up copy of the Web Site. In addition, Client and Exceed shall work together to implement a back-up hosting environment substantially similar to the environment described in Exhibit C hereto, provided that any agreement regarding such environment shall contain substantially the same terms and conditions as those contained in Exhibit C hereto.

                                    EXHIBIT A

                     Web Site and Internet Commerce Services

      Subject to the terms and conditions of this Agreement, Exceed will be responsible for the design, creation and hosting of the Web Site, including implementation of the appropriate ExceedCommerce(TM) Applications, which shall include the ability of Client to remotely update and manage the Web Site and obtain Customer Information and related reports via a Web interface. The Web Site shall contain the functionality provided below. In addition to the foregoing, the nature of the hosting and other services to be provided is set forth below. Any capitalized terms used herein without definition shall have the meanings provided in the attached Face Sheet and Standard Terms and Conditions unless the context otherwise requires.

1.    Planning, Design, and Testing

      o project schedule identifying all deliverables, milestones, and approvals
      o     user paths document, site map, and complete site architecture
      o     user interface creative concepts based upon site architecture
      o creation of Customer interface that compels and encourages purchase completion
      o optimization of navigation and site efficiency to support new and diversified product line
      o     integration of Content
      o     new database schema
      o test plan for all applications and user paths will be developed and executed by production staff in conjunction with Client
      o stress, load, and synthetic transaction testing will be carried out using Exceed developed tool set
      o management site for accessing project schedules, creative concepts, relevant documentation and correspondence
      o     define management console queries and exportable information

2. Publicly accessible Web-based Internet commerce applications, including without limitation, the following functionality:

      o     ability to search for and purchase products online
      o     ability to accept pre-defined payment methods
      o     wallet of payment options per user
      o     welcome back Customers by name
      o     multiple shipping and billing addresses
      o     line item shipping
      o     one-click ordering on certain products
      o     e-mail confirmation upon completion of order
      o     email reminder services but not direct email marketing
      o ability to save/modify/view Customer accounts, including multiple shipping and billing addresses
      o ability to deliver customized Content or other materials based on Customer preferences
      o     selectively restrict information from unqualified Customers
      o     calculate sales and value added taxes
      o ability to select pre-defined shipping options (domestic and international)
      o ability for Customers to view order history and shipment tracking information (if provided by fulfillment center)
      o     replenishment services, quick reorder
      o     different sizes, colors, and price points per product
      o     start order process or login on each product focus page
      o     up sell in shopping basket between linked products
      o     cross sell between products
      o enhanced search page of all categories, price ranges, shipping options, occasions

      o     pre-built card message suggestions
      o     specific card categories (i.e. thank you)
      o     gift wrapping (dependent on fulfillment)
      o     start order process or login on each product focus page
      o advanced domestic and international shipping and tax support (i.e. FedEx delivery areas)
      o     value added features

            o     gift registry
            o     flowers of the month club/purchases
            o     wish lists
            o     make virtual bouquets register in order to gain demographics
            o gift reminder upgrade to include calendar scrolling device, import of selected holidays, product suggestions

      o     feature sections
            o     product features on homepage
            o     best sellers
            o     gift ideas
            o     sale items

3. Password protected Web-based interface (Exceed Management Console) for managing the Web Site, including the following functionality:

      o     real time Web Site usage analysis and sales reports
      o add, view, and modify Product attributes, including upload of graphical elements
      o     Content management of selected copy blocks and email confirmations
      o     view log of data transfer to single fulfillment center
      o     rebatch orders to fulfillment center if necessary
      o     OLAP and SQL 7 integration
      o mine Customer and purchase data using OLAP, including custom queries requested by Client
      o access and manipulate Customer order and shipping information contingent upon data received from single fulfillment center
      o     selection of templates for page layout
      o     standardized data formats
      o     complete coupon manager
      o     coupon tracker
      o     export to multiple data formats
      o     paging mechanism for tables
      o     view and mine Customer, email, sweepstakes, virtual bouquet lists
      o     tagging mechanism for entry points
      o     custom query area
      o     image upload
      o     advanced graphing component
      o     ad placement support
      o     affiliate creation and tracking capability
      o enhanced Customer data information: number of purchases, $ spent, demographic information
      o promotions functionality including but not limited to discounting per marketing partner, user or SKU set; coupons and digital gift certificates; rewards for frequent purchases or combination purchases
            o     advanced sale item features
            o     gift certificates
      o advanced cobranding application permitting select content and products to be delivered per marketing partner
            o     complete private label support
            o     discounted cobrands ability to use coupons
            o     lock out SKUs per cobrand

            o     secure login per marketing partner to view restricted data

4.    Order Transfer and Fulfillment Integration

      o bi-directional (dependent on fulfillment facility) encrypted transfer of sensitive Order Information to and from single fulfillment center using transfer protocols agreed upon by Exceed and Client
            o     import of phone order records
            o     shipment tracking

      o unidirectional integration, on a case by case basis, to other internet storefronts as agreed to by Client and Exceed

5.    Hosting Services (See Exhibit C for details)

6.    Ongoing Services Included in Maintenance Fees

      o maintain and update the Web Site on a weekly/monthly schedule as agreed to with Client; time estimates will be created for all significant tasks
      o implement major functionality upgrades every four months to the extent such features enhance the overall effectiveness of the Web Site; functionality that represents a significant deviation in Client business model or current scope of Web site may be outside realm of maintenance agreement
      o continued evaluation and improvement of site effectiveness (sales, speed, visits, marketing, efficiency and industry trends)
      o maintain and update the Customer interface and graphical elements on schedule agreed to with Client
      o maintain qualified e-mail database and provide third-party mail provider data as necessary; Exceed does not act as a direct mailer
      o develop and maintain foreign language sites in format that is agreeable to Exceed and Exceed

                                    EXHIBIT B

                                Hosting Services

1.    Hosting Services

Hosting services shall be provided in accordance with the Agreement attached hereto as Exhibit C.

2.    Hosting Equipment

Client shall order, pay for and arrange to have delivered to Fronier GlobalCenter the following hardware and software: (The following hardware and software was recommended by Exceed.)

Item                             Description                                          Qty
HARDWARE
Commerce Web Server              Dell 4350 Rack Mt Server, Dual 450 PIII, 512 MB       3
                                 Ram,3x9 GB 10,000rpm HD (RAID 5, 16 MB Cache)

SQL Database Server              Dell 6350 Rack Mt Server, Dual Xeon 450, 512 MB       1
                                 Ram, 3x9 GB 10,000rpm HD (RAID 5, 128MB cache),
                                 including backup software

OLAP/Backup SQL Server           Dell 6350 Rack Mt Server, Dual Xeon 450, 512 MB       1
                                 Ram, 3x9 GB 10,000rpm HD (RAID 5, 128MB cache)

Management Server, running       Dell 4350 Rack Mt Server, Dual 450 PIII, 512 MB       1
PDC, WINS, Remote Control,       Ram,3x9 GB 10,000rpm HD (RAID 5, 16 MB Cache)
Performance Monitoring, Online
Backups

Batching Server/Mgt Console      Dell 4350 Rack Mt Server, Dual 450 PIII, 512          1
                                 MB Ram,3x9 GB 10,000rpm HD (RAID 5, 16 MB Cache)

SMTP/DNS Server                  Dell 4350 Rack Mt Server, Dual 450 PIII, 512 MB       1
                                 Ram,3x9 GB 10,000rpm HD (RAID 5, 16 MB
                                 Cache)

Load Balancing Switch            Holontech Hyperflow SP800 in failover config          2

Ethernet Switch                  Cisco Catalyst 2916 16-port 10/100 ethernet           1
                                 switch

Dedicated Firewall               Cisco PIX 233 PIX Firewall 520, two 10/100            1
                                 nics, unlimited user license

KVM (keyboard, video, mouse)     Switch Box for keyboard and monitor for Dell          1
Switch                           PowerEdge server rack w/ 8 cables

AC Power Switch                  APC Masterswitch web-managed AC power 8-port          2
                                 switch

DLT Backup Tape Library          ADIC Faststor 4000 DLT Type IV 7-tape                 1
                                 autoloader

Commerce Web Server              Type IV DLT backup tapes                             14
Category 5e Patch Cables         Server grade patch cables, misc. sizes (1', 5',      25
                                  7', 14')

Shelving                         Vented cantilever shelf for 19" rack                  1
Keyboard and mouse               Keyboard and mouse, PS2 style                         1
Monitor                          15" monitor, SVGA                                     1

Item                             Description                                          Qty
SOFTWARE
NT Server Adv Server 4.0         NT Server Adv Server 4.0 License                      7
Windows NT Server Maintenance    2 Year agreement                                      7
Site Server                      Site Server 3.0 Commerce Ed.                          3
Site Server Internet Conn.       Site Server 3.0 Internet Connector License            3

Site Server 3.0 Commerce         2 Year agreement                                      3
Edition Maintenance
SQL Server 7.0                   SQL Server 7.0 License                                2
Microsoft SQL Server Version     2 Year agreement                                      2
7.0 Maintenance
SQL Server 7.0 Internet Conn.    SQL Server 7.0 Internet Conn. (per processor)         4

DiskKeeper 4.0                   Disk Fragmentation Utility, 10-server license         1

Linux Operating System           Red Hat V5.1                                          1
Backup Software                  Seagate Backup Exec 7.0 Mult-server                   1

Backup Software                  Seagate Backup Exec 7.0 Autoloader Module             1

Backup Software                  Seagate Backup Exec 7.0 SQL Server Agent              1

Client shall retain title to the hardware and software described above and shall bear all risk of loss associated therewith. Client shall be responsible for obtaining any insurance that it deems necessary. Exceed shall have sole and exclusive possession and control of all such hardware and software and no individual or entity shall have access to same without the prior written consent of Exceed.

Upon termination or expiration of the final Term of the Agreement, Client shall have the right to repossess the hard ware and software described above, at a time which is mutually agreed upon by Client and Exceed.

Exceed shall monitor the Web Site performance, and from time to time, Exceed will recommend that additional hosting equipment, software and services be added in order to maintain the highest level of site performance. Exceed's recommendations will be based on site traffic and will generally take into account the number of concurrent users. Client shall be soley responsible for any cost incurred in connection with the addition of any such equipment, software or services.

3.    Escalation Plan and Procedure

Exceed shall manage issues relating to hosting in accordance with the Service Tickets, Escalation and Notification Procedures set forth in Schedule 1, attached hereto.

4.    99% Uptime Guarantee

In the event of Software Downtime (as defined below), the Maintenance Fee shall be reduced as follows:

(a) If the total Software Downtime in the calendar month is more than seven and two-tenths (7.2) hours, but does not exceed fourteen and four-tenths (14.4) hours, the Maintenance Fee for that month shall be reduced by one-third (33.3%);

(b) If the total Software Downtime in the calendar month is more than fourteen and four-tenths (14.4) hours, but does not exceed twenty-one and six tenths (21.6) hours, the Maintenance Fee for that month shall be reduced by two-thirds (66.6%); and

(c) If the total Software Downtime in the calendar month is more than twenty-one and six-tenths (21.6) hours, the Maintenance Fee for that month shall be waived.

For the purposes of this Section 4, Software Downtime shall mean any interruption of one (1) minute or more in the availability to users of any Web Site, only if such interruption is due to any failure by Exceed to manage a server anomaly so as to avoid interruption in Web Site availability. For purposes of this Section, Software Downtime shall not include (w) any regularly scheduled downtime or preventive or other maintenance of which the Client has been notified in advance; (x) any Client requested maintenance or service interruptions; (y) downtime or service interruptions resulting from the Client's acts or failure to act in a timely and/or proper manner when notified to do so by Exceed; or (z) any acts or omissions of Frontier Global Center or any similar facility or service provider, or any failings of or defects in any software or hardware provided by a third party. For purposes of measurement, Software Downtime shall begin at such time as Exceed is notified by Client or Client is notified by Exceed or a third party, that the Web Site is unavailable to a majority of Client's Customers, and shall end upon the restoration of availability.

Client agrees that the foregoing is Client's sole remedy and exclusive measure of damages for Downtime.

                                   SCHEDULE 1

             Service Tickets, Escalation and Notification Procedures

All network connections and the Web Site are monitored via industry standard tools and internally developed software. Exceed Client Services (ECS) handles any network, Web Site or server disruption, or any incoming Client requests or issues as incidents, tracking each incident through Exceed's service ticket system. Service tickets are given unique numbers based on the date of the incident. Client shall be provided with an incident ticket number when Client contacts ECS.

There are three types of service tickets that can be opened for hosting or Web Site related Client service requirements:

1. Web Site Functionality or Performance: A Web Site Functionality (WSF) ticket will be opened if Client identifies a Web Site deficiency or performance issue;

2. Scheduled Maintenance: A Scheduled Maintenance ticket will be opened for Exceed or Frontier GlobalCenter scheduled network maintenance and a notification will be sent to Client providing the necessary details; and

3. Hosting Service Interruption: A Hosting Service Interruption (HSI) ticket will be opened if a network link or Client server is down or unreachable.

While Exceed makes every effort to keep Clients informed, there are situations that call for emergency action. All outages and maintenance events are tracked through our Response Ticketing System. Clients can call Exceed Client Services at (212) 334-4920, Ext. 22, any time to check on a ticket's progress.

The procedure for contacting ECS and/or opening service tickets is as follows:

Web Site Functionality Ticket: A WSF ticket is opened by taking the following steps:

      (1) Open the Management Console at management.pcflowers.com,go into "Customer Service", go into "Service Ticket", and complete the ticket; and

      (2)   Contact Client's Account Manager by beeper at 888-SKY-8888, pin
            1362183.

Hosting Service Interruption: An HSI ticket is opened by taking the following steps:

      (1) Send Email to 911@exceedcommerce.com (Alerts Chief Technology Officer), Systems Administrator and Account Manager); and

      (2) Contact Client's Account Manager by beeper at 888-SKY-8888, pin 1362183; or

      (3) Contact Exceed's Chief Technology Officer by beeper at 888-SKY-8888, pin 1647189.

                                    EXHIBIT C

                              FRONTIER GLOBALCENTER

                        MASTER SERVICE AGREEMENT NO. ____

      This Master Services Agreement (this "Agreement") is entered into as the ______ day of ______________, 1999 ("Effective Date") by and between the entity indicated on the Services Order Form attached hereto, with an office at the address listed on the Services Order Form, ("Client"), and Frontier GlobalCenter, Inc., a corporation with offices at _________________________________________________________ ("Frontier
GlobalCenter"), and describes the terms and conditions pursuant to which Frontier GlobalCenter shall license to Client certain software and provide certain Services (as defined below). In consideration of the mutual promises and upon the terms and conditions set forth below, the parties agree as follows:

1. NATURE OF AGREEMENT

This is an Agreement for the provision by Frontier GlobalCenter of Internet connectivity services (the "Bandwidth"), the lease of equipment to provide such services (the "Hardware"), the availability of space to store and operate such Hardware ("Space") and the licensing of software to provide such Services (the "Software"), together comprising an Internet connectivity and collocation package to be provided by Frontier GlobalCenter under this Agreement (together, the "Services").

2. SERVICE ORDERS

2.1. Orders. Client may issue one or more service orders describing the Bandwidth, Space, Hardware, and Software that Client desires ("Service Order"). Each Service Order will set forth the prices, initial term of Services and other information in the form set forth in the Service Order Form. No Service Order shall be effective until accepted by Frontier GlobalCenter. All Service Orders will be subject to the terms and conditions of this Agreement, and the terms of this Agreement shall supersede any terms and conditions which may appear on Client's order form, or purchase order.

2.2. Cancellation. In the event that Client cancels or terminates a Service Order at any time for any reason whatsoever other than expiration of a Service Order or a Service Interruption (as defined below), Client agrees to pay Frontier GlobalCenter as a cancellation fee all Monthly Recurring Charges specified in the Service Order for the balance of the term therefor, which shall become due and owing as of the effective date of cancellation or termination.

2.3. IP Addresses. Frontier GlobalCenter may assign on a temporary basis a reasonable number of Internet Protocol Addresses ("IP Addresses") from the address space assigned to the Frontier GlobalCenter by InterNIC. Client acknowledges that the IP Addresses are the sole property of Frontier GlobalCenter, are assigned to Client as part of the Service, and are not "portable," as such term is used by InterNIC. Frontier GlobalCenter reserves the right to change the IP Address assignments at any time; however, Frontier GlobalCenter shall use reasonable efforts to avoid any disruption to Client resulting from such renumbering requirement. Frontier GlobalCenter will give Client reasonable notice of any such renumbering. Client agrees that it will have no right to IP Addresses upon termination of this Agreement, and that any renumbering required of Client after termination shall be the sole responsibility of Client.

3. SOFTWARE LICENSE AND RIGHTS

3.1. License. During the term of the applicable Service Order, Frontier GlobalCenter grants Client a non-transferable, nonexclusive license to use the Software in object code form only, solely on the Hardware in conjunction with the Services.

3.2. Proprietary Rights. This Agreement transfers to Client neither title nor any proprietary or intellectual property rights to the Software, Hardware, documentation, or any copyrights, patents, or trademarks, embodied or used in connection therewith, except for the rights expressly granted herein.

3.3. License Restrictions. Client agrees that it will not itself, or through any parent, subsidiary, affiliate, agent or other third party:

3.4.1. copy the Software except as expressly allowed under this Agreement. In the event Client makes any copies of the Software, Client shall reproduce all proprietary notices of Frontier GlobalCenter on any such copies;

3.4.2. reverse engineer, decompile, disassemble, or otherwise attempt to derive source code from the Software;

3.4.3. sell, lease, license or sublicense the Software or the documentation;

3.4.4. write or develop any derivative software or any other software program based upon the Software or any Confidential Information (as defined below); or

3.4.5. use the Software to provide processing services to third parties, or otherwise use the Software on a 'service bureau' basis.

4. HARDWARE TERMS AND CONDITIONS

4.1. Installation. Frontier GlobalCenter will use commercially reasonable efforts to install the Hardware as the Hardware is shipped to Frontier GlobalCenter. At Client's request, Frontier GlobalCenter will work with the Client on an installation plan to define installation time frame and requirements.

4.2. Purchase and Title of Hardware. If so indicated on the Service Order, Client shall purchase the Hardware and deliver, at Client's expense, the Hardware to the Space. Client agrees that the Hardware shall reside at the Space during the term of this Agreement.

4.3. Lease of Hardware. If so indicated on the Service Order, Client shall lease the Hardware, and Frontier GlobalCenter shall obtain and deliver to the Space the Hardware. In the event Client leases the Hardware, the following terms and conditions shall apply: The Hardware is and shall remain the property of Frontier GlobalCenter. Client shall not have taken, or attempt to take, any right, title or interest therein or permit any third party to take any interest therein. Client will not transfer, sell, assign, sublicense, pledge, or otherwise dispose of, encumber or suffer a lien or encumbrance upon or against the Hardware or any interest in the Hardware. Client will use the Hardware only at the Space. Client will not move the Hardware from that facility without Frontier GlobalCenter's prior written permission. Client shall be responsible for any damage to the Hardware. Client will use the Hardware only for the purpose of exercising its rights under this Agreement.

4.4. Rent to Own. If so indicated on the Service Order, Client shall lease the Hardware on a "rent to own" plan. In such event, all of the terms and conditions in Section 4.3 shall apply, and the following terms and conditions shall also apply. At the end of the term of the Service Order, providing Client is not in breach of this Agreement, Client shall have the option to purchase the Hardware. The purchase price shall be as indicated on the Service Order. Upon payment by Client of the purchase price, title in the Hardware shall pass to Client at the Space. Unless the Service Order is extended by mutual agreement, Client shall immediately delete, or shall allow Frontier GlobalCenter to delete, all copies of the Software, associated documentation, or any other materials of Frontier GlobalCenter resident on the Hardware.

5. SPACE

5.1. License to Occupy. Frontier GlobalCenter grants to Client a non-exclusive license to occupy the Space. Client acknowledges that it has been granted only a license to occupy the Space and that it has not been granted any real property interests in the Space. In the event, however, that this arrangement shall be construed by the owner of the building in which the Space is situated to be such a grant and if the landlord of the building asserts such a grant to be a violation of the lease under which Frontier GlobalCenter occupies its premises, Frontier GlobalCenter agrees to cooperate with Client in obtaining the approvals Client may need to obtain from the landlord.

5.2. Material and Changes. Client shall not make any construction changes or material alterations to the interior or exterior portions of the Space, including any cabling or power supplies for the Hardware, without obtaining Frontier GlobalCenter's prior written approval for Client to have the work performed. Alternatively, Client may request Frontier GlobalCenter to perform the work. Frontier GlobalCenter reserves the right to perform and manage any construction or alterations within the Space areas at rates to be negotiated between the Parties hereto. Client agrees not to erect any signs or devices to the exterior portion of the Space without submitting the request to Frontier GlobalCenter and obtaining Frontier GlobalCenter's advance written approval.

5.3. Damage. Client agrees to reimburse Frontier GlobalCenter for all reasonable repair or restoration costs associated with damage or destruction caused by Client's personnel, Client's agents, Client's suppliers/contractors, or Client's visitors during the term or as a consequence of Client's removal of the Hardware or property installed in the Space.

5.4. Insurance. Unless otherwise agreed, Client agrees to maintain, at Client's expense, (i) Comprehensive General Liability Insurance in an amount not less than One Million Dollars ($1,000,000) per occurrence for bodily injury or property damage, (ii) Employer's liability in an amount not less than Five Hundred Thousand Dollars ($500,000) per occurrence, and (iii) Worker's Compensation in an amount not less than that prescribed by statutory limits. Prior to taking occupancy of the Collocation Space, Client shall furnish Frontier GlobalCenter with certificates of insurance which evidence the minimum levels of insurance set forth herein. Client shall also maintain insurance covering Hardware or property owned or leased by Client against loss or physical damage.

5.5. Regulations. Client shall comply with and not violate all of Frontier GlobalCenter's safety, health and operational rules and regulations, which may be amended by Frontier GlobalCenter from time to time. Client's failure to comply with Frontier GlobalCenter's rules and regulations shall constitute a material default under this Agreement. Frontier GlobalCenter may, in its sole discretion, limit Client's access to a reasonable number of authorized Client employees or designees. Client shall not interfere with any other clients of Frontier GlobalCenter, or such other clients' use of the Space.

5.6. Disclaimer. Frontier GlobalCenter does not make any representation or warranty whatsoever as to the fitness of the Space for Client's use. Client hereby assumes any and all risks associated with Client, its agents or employees' use of the Space and shall indemnify, defend and hold harmless Frontier GlobalCenter from any and all claims, liabilities, judgments, causes of action, damages, costs, and expenses (including reasonable attorneys' and experts' fees), caused by or arising in connection with such use.

6. SERVICE INTERRUPTIONS

6.1. 99% Uptime Guarantee. In the event of Downtime (as defined below), the monthly fee payable for the Services shall be reduced as follows:

6.1.1. if the total Downtime in the calendar month is more than seven and two-tenths (7.2) hours, but does not exceed fourteen and four-tenths (14.4) hours, the monthly fee for that month shall be reduced by one-third (33.3%);

6.1.2. if the total Downtime in the calendar month is more than fourteen and four-tenths (14.4) hours, but does not exceed twenty-one and six tenths (21.6) hours, the monthly fee for that month shall be reduced by two-thirds (66.6%); and

6.1.3. if the total Downtime in the calendar month is more than twenty-one and six tenths (21.6) hours, the monthly fee for that month shall be waived.

For the purposes of this Section, Downtime shall mean any interruption of one
(1) minute or more in the availability to users of any Web site residing on the Hardware and made available through the Services, only if such interruption is due to either (i) failure by Frontier GlobalCenter to manage a server anomaly so as to avoid interruption in Web availability, or (ii) a disruption in the connection between any such server and the Internet. For purposes of this Section, the Internet is deemed to consist of services that commence where Frontier GlobalCenter transmits a Client's content to Frontier GlobalCenter's carrier(s) at the Frontier GlobalCenter border router port(s). Such carriers provide Frontier GlobalCenter with private and dedicated bandwidth. Frontier GlobalCenter undertakes no obligation for the circuit or link between Frontier GlobalCenter's facilities and such carrier's services. If router packet loss is excess of seventy percent (70%) and is sustained for sixty (60) seconds or more, Frontier GlobalCenter will classify this an "outage." If an "outage" continues for a period of more than two (2) minutes, then such outage will be deemed Downtime.

6.2. Investigation of Service Interruptions. At Client's request, Frontier GlobalCenter will investigate any report of Downtime, and attempt to remedy any Downtime expeditiously. Frontier GlobalCenter reasonably determines that all facilities, systems and equipment furnished by Frontier GlobalCenter are functioning properly, and that Downtime arose from some other cause, Frontier GlobalCenter reserves the right to recover labor and materials cost for services actually performed at the usual and customary rates for similar services provided by Frontier GlobalCenter to clients in the same locality.

6.3. Termination. Client may terminate a Service Order in the event of Downtime of either twenty-four (24) hours of cumulative time during any continuous twelve
(12) month period, or any continuous Downtime of eight (8) hours or more.

6.4. Sole Remedy. The terms and conditions of this Section 6 shall Client's sole remedy and Frontier GlobalCenter's sole obligation for any Downtime.

7. USER CONTENT. Client is solely responsible for the content of any postings, data, or transmissions using the Services ("Content"), or any other use of the Services by Client or by any person or entity Client permits to access the Service (a "User"). Client represents and warrants that it and any User will not use the services for unlawful purposes (including without limitation infringement of copyright or trademark, misappropriation of trade secrets, wire fraud, invasion of privacy, pornography, obscenity and libel), or to interfere with or disrupt other network users, network services or network equipment. Disruptions include without limitation distribution of unsolicited advertising or chain letters, repeated harassment of other network users, wrongly impersonating another such user, falsifying one's network identity for improper or illegal purposes, sending unsolicited mass e-mailings, propagation of computer worms and viruses, and using the network to make unauthorized entry to any other machine accessible via the network. If Frontier GlobalCenter has reasonable grounds to believe that Client or a User is utilizing the Services for any such illegal or disruptive purpose, Frontier GlobalCenter may suspend or terminate Services immediately upon notice to Client. Client shall defend, indemnify, hold harmless Frontier GlobalCenter from and against all liabilities and costs (including reasonable attorney's fees) arising from any and all claims by any person arising out of Client's use of the Services, including without limitation any content.

8. PRICING AND PAYMENT TERMS

8.1. Payment Terms. Client shall pay the fees set forth in the Services Order Form according to the terms set forth therein. Client agrees to pay a late charge of two percent (2%) above the prime rate as reported by the Wall Street Journal at the time of assessment or the maximum lawful rate, whichever is less, for all undisputed amounts not paid within thirty (30) days of receipt of invoice.

8.2. Late Payments. In the event of non-payment by Client of sums over-due hereunder for more than sixty (60) days, Frontier GlobalCenter may upon written notice to Client either retain any equipment or other assets of Client then in Frontier GlobalCenter's possession and sell them in partial satisfaction of such unpaid sums, or request Client to remove equipment from Frontier GlobalCenter's premises within then (10) days. If Client fails to so remove, Frontier GlobalCenter may deliver the equipment to Client at the latter's address for notices at Client's expense for shipment and insurance, and Client shall be obligated to accept such delivery.

8.3. Price Increases. Frontier GlobalCenter shall not increase the prices for services during the initial term of any Service Order, but may thereafter change prices upon sixty (60) days written notice.

9. MAINTENANCE AND SUPPORT. Frontier GlobalCenter shall provide Client with maintenance and support of the Software and Hardware, if any ("Maintenance and Support") as specified in the Service Specification.

9.1. Exclusions. Maintenance and Support shall not include services for problems arising out of (a) modification, alteration or addition or attempted modification, alteration or addition of the Hardware or Software undertaken by persons other than Frontier GlobalCenter or Frontier GlobalCenter's authorized representatives; or (b) programs or hardware supplied by Client.

9.2. Client Duties. Client shall document and promptly report all errors or malfunctions of the Hardware or Software to Frontier GlobalCenter. Client shall take all steps necessary to carry out procedures for the rectification of errors or malfunctions within a reasonable time after such procedures have been received from Frontier GlobalCenter. Client shall maintain a current backup copy of all programs and data. Client shall properly train its personnel in the use and application of the Hardware and Software.

10. TERM AND TERMINATION

10.1. Term. The term of this Agreement shall commence on the Effective Date and continue indefinitely until terminated in accordance with this Section 10. The term of each Service Order shall be as indicated therein.
The term of any Service Order may be extended upon mutual agreement.

10.2. Termination Upon Default. Either party may terminate this Agreement in the event that the other party materially defaults in performing any obligation under this Agreement and such default continues unremedied for a period of thirty (30) days following written notice of default. In the event this Agreement is terminated due to Frontier GlobalCenter's breach, Frontier GlobalCenter shall refund to Client any Services fees on a straight line prorated basis.

10.3. Termination Upon Insolvency. This Agreement shall terminate, effective upon delivery of written notice by a party, (i) upon the institution of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of debts of the other party; (ii) upon the making of an assignment for the benefit of creditors by the other party; or (iii) upon the dissolution of the other party.

10.4. Effect of Termination. The provisions of Sections 1, 2.3, 3.2, 3.3, 7.10.4, 11, 12, 13 and 14 shall survive termination of this Agreement. All other rights and obligations of the parties shall cease upon termination of this Agreement. The term of any license granted hereunder shall expire upon expiration or termination of this Agreement.

11. CONFIDENTIAL INFORMATION. All information identified disclosed by either party ("Disclosing Party") to the other party ("Receiving Party"), if disclosed in writing, labeled as proprietary or confidential, or if disclosed orally, reduced to writing within thirty (30) days and labeled as proprietary or confidential ("Confidential Information") shall remain the sole property of Disclosing Party. Except for the specific rights granted by this Agreement, Receiving Party shall not use any Confidential Information of Disclosing Party for its own account. Receiving Party shall use the highest commercially reasonable degree of care to protect Disclosing Party's Confidential Information. Receiving Party shall not disclose Confidential Information to any third party without the express written consent of Disclosing Party (except solely for Receiving Party's internal business needs, to employees or consultants who are bound by a written agreement with Receiving Party to maintain the confidentiality of such Confidential Information in a manner consistent with this Agreement). Confidential Information shall exclude information (i) available to the public other than by a breach of this Agreement; (ii) rightfully received from a third party not in breach of an obligation of confidentiality; (iii) independently developed by Receiving Party without access to Confidential Information; (iv) known to Receiving Party at the time of disclosure; or (vi) produced in compliance with applicable law or a court order, provided Disclosing Party is given reasonable notice of such law or order and an opportunity to attempt to preclude or limit such production. Subject to the above, Receiving Party agrees to cease using any and all materials embodying Confidential Information, and to promptly return such materials to Disclosing Party upon request.

12. LIMITATION OF LIABILITY. FRONTIER GLOBALCENTER'S LIABILITY FOR ALL CLAIMS ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT OF FEES PAID BY CLIENT TO FRONTIER GLOBALCENTER UNDER THIS AGREEMENT. IN NO EVENT SHALL FRONTIER GLOBALCENTER BE LIABLE FOR ANY LOSS OF DATA, LOSS OF PROFITS, COST OF COVER OR OTHER SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING FROM OR IN RELATION TO THIS AGREEMENT OR THE USE OF THE SERVICES, HOWEVER CAUSED AND REGARDLESS OF THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF FRONTIER GLOBALCENTER HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

13. DISCLAIMER OF WARRANTIES. FRONTIER GLOBALCENTER SPECIFICALLY DISCLAIMS ALL WARRANTIES EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THE SYSTEM OR SERVICES PROVIDED BY FRONTIER GLOBALCENTER HEREUNDER.

14. MISCELLANEOUS

14.1. Independent Contractor. The relationship of Frontier GlobalCenter and Client established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other; (ii) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint undertaking; or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

14.2. Notices. Any notice required or permitted hereunder shall be in writing and shall be given by registered or certified mail addressed to the addresses first written above. Such notice shall be deemed to be given upon the earlier of actual receipt or three (3) days after it has been sent, properly addressed and with postage prepaid. Either party may change its address for notice by means of notice to the other party given in accordance with this Section.

14.3. Assignment. Client may not assign this Agreement, in whole or in part, either voluntarily or by operation of law, and any attempt to do so shall be a material default of this Agreement and shall be void.

14.4. Governing Law. This Agreement shall be interpreted according to the laws of the State of California without regard to or application of choice-of-law rules or principles. The parties hereby agree to the exclusive jurisdiction of the state and federal courts located in Santa Clara County, California.

14.5. Entire Agreement and Waiver. This Agreement shall constitute the entire agreement between Frontier GlobalCenter and Client with respect to the subject matter hereof and all prior agreements, representations, and statement with respect to such subject matter are superseded hereby, including without limitation any non-disclosure agreement previously executed between the parties. This Agreement may be changed only by written agreement signed by both Frontier GlobalCenter and Client. No failure of either party to exercise or enforce any of its rights under this Agreement shall act as a waiver of subsequent breaches; and the waiver of any breach shall not act as a waiver of subsequent breaches.

14.6. Severability. In the event any provision of this Agreement is held by a court of other tribunal of competent jurisdiction to be unenforceable, that provision will be enforced to the maximum extent permissible under applicable law, and the other provisions of this Agreement will remain in full force and effect.

14.7. Non-Solicitation. During the term of this agreement and for a period of one (1) year thereafter, Client shall not solicit, nor attempt to solicit the services, of any employee or subcontractor of Frontier GlobalCenter without the prior written consent of Frontier GlobalCenter.

14.8. Substitution. Frontier GlobalCenter may substitute, change or modify the Software or Hardware at any time, but shall not thereby alter the technical parameter of the Services.

Frontier GlobalCenter                        Client: /s/ David Crampton



By:                                          By:    David Crampton
       --------------------------                   ----------------------------
Title:                                       Title: President
       --------------------------                   ----------------------------

SERVICE SPECIFICATION

Frontier GlobalCenter will provide a level of service that includes the following features and options:

General Features:

Maintenance of the Space (Including Janitorial Services):
In connection with the Space made available hereunder, Frontier GlobalCenter or its landlord shall perform services that support the overall operation of each space at no additional charge to Client. Those services include the following:

o     Janitorial Services
o     24 x 7 Access to the Space
o     Authorized Security System Access to Raised Floor Collocation Space
o     Primary A/C 110 volt Power to the Space
o Backup Power - UPS Systems & Battery Plan (30 - 60 minutes survivability objective)
o     Generator Back-up (sustained backup power)
o     HVAC Systems for facility air conditioning
o     Fire Control Systems
o     Network Monitoring Systems
o     Redundant Network Connectivity and Hardware
o     19" Rack Spaces for installation of Hardware
o 10-base-T or 100-base-T's switched port with direct high speed Internet backbone connection.

24x7 NOC Support: Will provide proactive site monitoring with ExpressLane(TM) statistics on Client information base; including bandwidth usage, statistics and network availability reporting, host monitoring and management interface, access to Frontier GlobalCenter incident tracking system to expedite fault resolution and remote server reboot.

24x7 Console Access: Frontier GlobalCenter facilities in Sunnyvale and Herndon will provide systems that allow Clients access to a terminal with a connection to servers inside the Data Centers.

Frontier GlobalCenter Escalation Plan and Procedures: To be provided in the Frontier GlobalCenter Customer Information Packet 5-10 days after contract signing.

Right of Way and Access:

Frontier GlobalCenter will allow 24 x 7 access and right-of-way to Client Hardware located in Frontier GlobalCenter facility at no charge. Clients will be escorted at all times while in the facility. Access to the facilities will not be unreasonably be withheld by Frontier GlobalCenter to Clients for performing appropriate procedures and maintenance of Hardware, facilities, and systems.

                                    EXHIBIT C

FRONTIER GLOBALCENTER
Master Service Agreement Addendum:
PC Flowers and Gifts

This Addendum to the Master Services Agreement shall be incorporated by reference into said MSA, and shall control all conflicting terms in the Master Services Agreement and in any Service Order(s) executed thereunder.

Delete paragraph 4.1 in its entirety and replace with the following:

"Installation. Client's Internet Commerce Provider, Exceed Communications International Inc. ("Exceed") is hereby authorized to use commercially reasonable efforts to install the Hardware as the Hardware is shipped to Frontier GlobalCenter. At Exceed's request, Frontier Global Center will work with Exceed on an installation plan to define installation time frame and requirements."

In Paragraph 5.5 of the MSA, the following is added to the end of the paragraph:

"Notwithstanding anything to the contrary contained herein, Client acknowledges that it may access the Space only pursuant to the written consent, and on terms and conditions acceptable to Exceed."

In Paragraph 8.2 of the MSA, the following is added to the end of the paragraph:

"Notwithstanding anything to the contrary contained herein, Frontier GlobalCenter shall not retain, sell, request Client to remove or deliver to Client such equipment or other assets until such time as Exceed has removed Exceed's proprietary materials from such equipment or other assets."

In Paragraph 10.4 of the MSA, replace the following words appearing on the first line of the paragraph:

"13 and 14" with the following words:
"13, 14 and 15".

In Paragraph 14.5 of the MSA, replace the sentence beginning:

"This Agreement may be changed..." with the following sentence:

"This Agreement may be changed only by written agreement signed by both Frontier Global Center and Client and approved in writing by Exceed".

Delete Paragraph 14.8 of the MSA and replace with the following:

"Substitution. Frontier GlobalCenter may substitute, change or modify Frontier GlobalCenter's software or hardware at any time, but shall not thereby alter the technical parameters of the Services. In the event that any such substitution, change or modification requires access to the Hardware or Space, Frontier GlobalCenter shall obtain Exceed's written consent prior to such action."

After Paragraph 14 of the MSA, add the following Paragraph (#15) :

"15. Client Relationship with Exceed Communications International Inc. Notwithstanding anything to the contrary contained herein, Exceed and any of its employees, agents and servants, as it shall designate in writing, shall have sole and exclusive access to and control of all or any hardware and software and the Space covered under this MSA.

The following changes apply to the "Service Specification" page of the MSA In the "Maintenance of the Space" Paragraph delete the words "10 base-T or"

Delete the "Right of way and Access" paragraph in its entirety and replace with the following:

"Frontier GlobalCenter will allow 24 x 7 access and right-of-way to Exceed, in order for Exceed to maintain Hardware located in Frontier GlobalCenter facility at no charge. Exceed will be escorted at all times while in the facility. Access to the facilities will not be unreasonably be withheld by Frontier

                                    EXHIBIT C

FRONTIER GLOBALCENTER
Master Service Agreement Addendum:
PC Flowers and Gifts

GlobalCenter to Exceed for performing appropriate procedures and maintenance of Hardware, facilities, and systems."

Frontier GlobalCenter                        Client


                                                    /s/ David Crampton
---------------------------------            -----------------------------------
By:                                          By:    DAVID CRAMPTON
       --------------------------                   ----------------------------
Title:                                       Title: PRESIDENT
       --------------------------                   ----------------------------